Exhibit 99.1

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Sanchez Energy Corporation

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Sanchez Energy Corporation

Houston, Texas

We have audited the accompanying consolidated balance sheets of Sanchez Energy Corporation (the “Company”) as of December 31, 2011 and 2010 and the related consolidated statements of operations, parent net investment/stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1, the consolidated financial statements include the accounts of certain oil and natural gas properties (the “SEP I Assets”) transferred by Sanchez Energy Partners I, LP, a related entity, to the Company on December 19, 2011, which were not a stand-alone entity.  The accounts of the SEP I Assets reflect the assets, liabilities, revenues, and expenses directly attributable to the SEP I Assets, as well as allocations deemed reasonable by management, to present the financial position, results of operations and cash flows of the SEP I Assets on a stand-alone basis and do not necessarily reflect the financial position, results of operations and cash flows had the SEP I Assets operated as a stand-alone entity during the periods presented and, accordingly, may not be indicative of the Company’s future performance.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sanchez Energy Corporation at December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Houston, Texas

March 30, 2012, except for Note 13 as to which the date is January 2, 2013

Sanchez Energy Corporation

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	As of December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$63,041	$—
Oil and natural gas receivables	1,193	2,725
Derivative assets	1,461	—
Other current assets	327	—
Total current assets	66,022	2,725
Oil and natural gas properties, at cost, using the full cost method:
Unproved oil and natural gas properties	126,201	20,823
Proved oil and natural gas properties	31,836	5,674
Total oil and natural gas properties	158,037	26,497
Less: Accumulated depreciation, depletion, amortization and impairment	(6,703)	(2,457)
Total oil and natural gas properties, net	151,334	24,040

Total assets	$217,356	$26,765

LIABILITIES AND PARENT NET INVESTMENT / STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable - related entities	$1,606	$—
Accrued liabilities	526	4,543
Total current liabilities	2,132	4,543
Asset retirement obligation	83	60
Total liabilities	2,215	4,603

Commitments and contingencies (Note 10)	—	—

Parent net investment / stockholders’ equity
Parent net investment	—	22,162
Preferred stock ($0.01 par, 15,000,000 shares authorized; none issued and outstanding)	—	—
Common stock ($0.01 par, 150,000,000 shares authorized; 33,000,000 issued and outstanding)	330	—
Additional paid-in capital	215,115	—
Accumulated deficit	(304)	—
Total parent net investment / stockholders’ equity	215,141	22,162

Total liabilities and parent net investment / stockholders’ equity	$217,356	$26,765

The accompanying notes are an integral part of these consolidated financial statements.

Sanchez Energy Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Years Ended December 31,
	2011	2010	2009
REVENUES:
Oil sales	$13,905	$4,404	$241
Natural gas sales	611	149	—
Total revenues	14,516	4,553	241

OPERATING COSTS AND EXPENSES:
Oil and natural gas production expenses	1,628	391	9
Production and ad valorem taxes	830	214	11
Depreciation, depletion and amortization	4,246	1,428	415
Accretion expense	6	2	—
Impairment of oil and natural gas properties	—	—	614
Gain on sale of oil and natural gas properties	—	—	(2,686)
General and administrative	5,368	5,276	1,833
Total operating costs and expenses	12,078	7,311	196

Operating income (loss)	2,438	(2,758)	45

Other income (expense):
Interest and other income	10	—	—
Unrealized loss on derivatives	(480)	—	—

Net income (loss)	$1,968	$(2,758)	$45

Net income (loss) per share - basic and diluted	$0.09	$(0.12)	$—

Weighted average shares outstanding used in computing net income (loss) per share - basic and diluted	22,479	22,091	22,091

The accompanying notes are an integral part of these consolidated financial statements.

Sanchez Energy Corporation

Consolidated Statements of Parent Net Investment / Stockholders’ Equity

(in thousands)

			Additional			Total
			Paid-in	Accumulated	Parent Net	Stockholders’
	Shares	Amount	Capital	Deficit	Investment	Equity
	(In thousands)
BALANCE, December 31, 2008	—	$—	$—	$—	$14,197	$14,197
Distribution to parent	—	—	—	—	(1,024)	(1,024)
Net income	—	—	—	—	45	45
BALANCE, December 31, 2009	—	—	—	—	13,218	13,218
Contribution by parent	—	—	—	—	11,702	11,702
Net loss	—	—	—	—	(2,758)	(2,758)
BALANCE, December 31, 2010	—	—	—	—	22,162	22,162
Contribution by parent		—	—	—	12,186	12,186
Net income from January 1 through December 18, 2011	—	—	—	—	2,272	2,272
Distribution to parent	—	—	—	—	(50,000)	(50,000)
Accounts receivable distributed to parent	—	—	—	—	(2,494)	(2,494)
Accounts payable assumed by parent	—	—	—	—	8,005	8,005
BALANCE, December 18, 2011, prior to purchase of properties	—	—	—	—	(7,869)	(7,869)
Purchase of oil and natural gas properties from SEP I in exchange for common stock	22,091	221	(8,090)	—	7,869	—
Purchase of oil and natural gas properties from Marquis in exchange for common stock	909	9	19,991	—	—	20,000
Shares issued in inital public offering, net of offering costs	10,000	100	203,214	—	—	203,314
Net loss from December 19 through December 31, 2011	—	—	—	(304)	—	(304)
BALANCE, December 31, 2011	33,000	$330	$215,115	$(304)	$—	$215,141

The accompanying notes are an integral part of these consolidated financial statements.

Sanchez Energy Corporation

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2011	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,968	$(2,758)	$45
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Gain on sale of oil and natural gas properties	—	—	(2,686)
Depreciation, depletion and amortization	4,246	1,428	415
Impairment of oil and natural gas properties	—	—	614
Accretion expense	6	2	—
Unrealized loss on derivatives	480	—	—
Changes in operating assets and liabilities:
Accounts receivable	(962)	(2,619)	(106)
Other current assets	(327)	—	—
Accounts payable - related entities	1,606	—	—
Accrued liabilities	461	170	8
Net cash provided by (used in) operating activities	7,478	(3,777)	(1,710)
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for oil and natural gas properties	(20,578)	(13,848)	(3,098)
Proceeds from sale of oil and natural gas properties	1,587	5,923	5,832
Acquisition of Marquis properties	(89,014)	—	—
Premium paid on derivative contracts	(1,932)	—	—
Net cash provided by (used in) investing activities	(109,937)	(7,925)	2,734
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	220,000	—	—
Payments for offering costs	(16,686)	—	—
Net investment by (distribution to) parent	(37,814)	11,702	(1,024)
Net cash provided by (used in) financing activities	165,500	11,702	(1,024)

Increase in cash and cash equivalents	63,041	—	—
Cash and cash equivalents, beginning of period	—	—	—
Cash and cash equivalents, end of period	$63,041	$—	$—
NON-CASH INVESTING AND FINANCING ACTIVITIES
Asset retirement obligation	$17	$47	$10
Change in accrued capital expenditures	3,518	4,326	(26)
Accounts receivable distributed to parent	2,494	—	—
Accounts payable assumed by parent	(8,005)	—	—
Purchase of oil and natural gas properties from Marquis in in exchange for common stock	20,000	—	—

The accompanying notes are an integral part of these consolidated financial statements.

Sanchez Energy Corporation

Notes to the Consolidated Financial Statements

Note 1.         Organization and Basis of Presentation

Overview

Sanchez Energy Corporation (together with our consolidated subsidiaries, the “Company,” “we,” “our,” “us” or similar terms) is an independent exploration and production company focused on the acquisition, exploration, and development of unconventional oil and natural gas resources primarily in the Eagle Ford Shale in South Texas. As of December 31, 2011, the Company had accumulated acreage in Eagle Ford Shale in Gonzales, Zavala, Frio, Fayette, Lavaca, Atascosa, Webb and DeWitt Counties of South Texas.  In addition, the Company has properties located in the Haynesville Shale in north central Louisiana, which is primarily a natural gas play, and an undeveloped acreage position in Northern Montana.

The Company was formed in August 2011 to acquire, explore and develop unconventional oil and natural gas assets.  On December 19, 2011, the Company completed its initial public offering (“IPO”) of 10.0 million shares of common stock, par value $0.01 per share at a price to the public of $22.00 per share and received net proceeds of approximately $203.3 million in cash (net of estimated expenses and underwriting discounts and commissions).

On December 19, 2011, the Company entered into a contribution, conveyance and assumption agreement whereby Sanchez Energy Partners I, LP (“SEP I) contributed to the Company 100% of the limited liability company interests in SEP Holdings III, LLC (“SEP Holdings III”), which owns interests in unconventional oil and natural gas assets consisting of undeveloped leasehold, proved oil and natural gas reserves and related equipment and other assets (the “SEP I Assets”) in exchange for 22.1 million shares of the Company’s common stock and $50.0 million in cash.  The acquisition of oil and natural gas properties from SEP I is a transaction among entities under common control and accordingly, the Company has recognized the assets and liabilities acquired at their historical carrying values and presented the historical operations of the SEP I Assets on a retrospective basis for all periods presented in its December 31, 2011 financial statements.  In addition, the $50.0 million payment was reflected as a distribution to SEP I in the accompanying financial statements. As a result of this transaction, SEP I became the Company’s largest stockholder, holding approximately 66.9% of the Company’s outstanding common stock at December 31, 2011.

The Company also entered into a contribution agreement whereby it acquired 100% of the limited liability company interests in SN Marquis LLC, which owned unevaluated properties in Fayette, Lavaca, Atascosa, Webb and DeWitt Counties of South Texas (the “Marquis Assets”) in exchange for 909,091 shares of the Company’s common stock, valued at $20 million, and approximately $89.0 million in cash, subject to adjustment, from the proceeds of the IPO. The acquisition was accounted for as a purchase of assets and recorded at cost at the acquisition date.  As only undeveloped leaseholds were acquired, no associated operating results are reflected in the accompanying consolidated financial statements for the year ended December 31, 2011.

On December 19, 2011, the Company entered into a services agreement and other related agreements with Sanchez Oil & Gas Corporation (“SOG”), an entity under common control, pursuant to which SOG (directly or through its subsidiaries) agreed to provide the Company with the services and data that the Company believes are necessary to manage, operate and grow its business, and the Company agreed to reimburse SOG for all direct and indirect costs incurred on its behalf.

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The acquisition of oil and natural gas properties from SEP I is a transaction under common control and accordingly, the Company has recognized the assets and liabilities acquired at their historical carrying values and presented the historical accounts of the SEP I Assets on a retrospective basis for all periods presented in the accompanying consolidated financial statements.

For periods prior to December 19, 2011, the accompanying consolidated financial statements have been prepared on a “carve-out” basis from SEP I’s accounts and reflect the historical accounts directly attributable to the SEP I Assets together with allocations of costs and expenses. The financial statements for periods prior to December 19, 2011 may not be indicative of future performance and may not reflect what their results of operations, financial position, and cash flows would have been had the SEP I Assets operated as an independent company.

SEP Management I, LLC is the General Partner of SEP I and is a wholly owned subsidiary of SOG. SOG is a private oil and gas company engaged in the exploration for and development of oil and natural gas. SOG has historically acted as the operator of a significant portion of SEP I’s oil and natural gas properties. Pursuant to a Management Services Agreement, SOG provides all

Sanchez Energy Corporation

Notes to the Consolidated Financial Statements — (Continued)

employee, management, and administrative support to SEP I and, accordingly, through December 18, 2011, a proportionate share of SOG’s general and administrative costs have been allocated to the SEP I Assets. For purposes of these financial statements, the costs of these services associated with the SEP I Assets were allocated to the SEP I Assets primarily based on the ratio of capital expenditures between the entities to which SOG provides services and the SEP I Assets. However, other factors, such as time spent on general management services and producing property activities, were also considered in the allocation of these costs. Management believes such allocations are reasonable; however, they may not be indicative of the actual expense that would have been incurred had the SEP I Assets operated as an independent company for the periods prior to December 19, 2011. SOG will continue to provide these services to the Company under the services agreement described above.

Note 2.         Business and Summary of Significant Accounting Policies

Description of Business

The Company’s properties are primarily located in the oil window of the Eagle Ford Shale in Texas and are operated by SOG. In addition, the Company has properties located in the Haynesville Shale in north central Louisiana, which is primarily a natural gas play, and an undeveloped acreage position in Northern Montana, which are not operated by SOG. The principal markets for the Company’s products are the sale of such products at the wellhead or by transporting production to purchasers’ purchase points.

Principles of Consolidation

The Company’s consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated.

Use of Estimates

The accompanying consolidated financial statements are prepared in conformity with U.S. GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant assumptions are required in the quantification and valuation of proved oil and natural gas reserves, which as described herein may affect the amount at which oil and natural gas properties are recorded and related depreciation, depletion, amortization and impairment are calculated. Other significant estimates include but are not limited to the valuation of commodity derivatives, asset retirement obligations, and through December 31, 2011, the allocation of general and administrative expenses. Actual results could differ materially from those estimates.

Reclassification

Certain reclassifications have been made to the 2010 and 2009 consolidated financial statements to conform to the 2011 presentation.  These reclassifications were not material to the accompanying consolidated financial statements.

Cash Equivalents

The Company considers all highly liquid investments with original contract maturities of three months or less to be cash equivalents.

Oil and Natural Gas Receivables

All of the Company’s receivables arise from sales of oil or natural gas.  The Company does not have any off-balance-sheet credit exposure related to its customers. Receivables from the sale of oil and natural gas are generally unsecured. Allowances for doubtful accounts are determined based on management’s assessment of the creditworthiness of the customer. Receivables are considered past due if full payment is not received by the contractual due date.  Past due accounts are written off against the allowance for doubtful accounts only after all the collection attempts have been exhausted. At December 31, 2011 and 2010, management believed that all balances were fully collectible and no allowance for doubtful accounts was deemed necessary.

Oil and Natural Gas Properties

The Company’s oil and natural gas properties are accounted for using the full cost method of accounting.  All direct costs and certain indirect costs associated with the acquisition, exploration and development of oil and natural gas properties are capitalized. These costs, as well as the estimated costs to retire the assets are included in the amortization base and amortized to expense using the

Sanchez Energy Corporation

Notes to the Consolidated Financial Statements — (Continued)

units-of-production method.  Amortization is calculated based on estimated proved oil and natural gas reserves.  Proceeds from the sale or disposition of oil and natural gas properties are applied to reduce net capitalized costs unless the sale or disposition causes a significant change in the relationship between costs and the estimated value of proved reserves.

Full Cost Ceiling Test — Capitalized costs (net of accumulated depreciation, depletion and amortization and deferred income taxes) of proved oil and natural gas properties are subject to a full cost ceiling limitation.  The ceiling limits these costs to an amount equal to the present value, discounted at 10%, of estimated future net cash flows from estimated proved reserves less estimated future operating and development costs, abandonment costs (net of salvage value) and estimated related future income taxes.  In accordance with the Securities and Exchange Commission (“SEC”) rules, the natural gas and oil prices used to calculate the full cost ceiling are the 12-month average prices, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period, unless prices are defined by contractual arrangements. Prices are adjusted for “basis” or location differentials.  Price is held constant over the life of the reserves.  If unamortized costs capitalized within the cost pool exceed the ceiling, the excess is charged to expense and separately disclosed during the period in which the excess occurs. Amounts thus required to be written off are not reinstated for any subsequent increase in the cost center ceiling. No impairment expense was recorded for the years ended December 31, 2011 or 2010.  Impairment expense of $0.6 million was recorded during the year ended December 31, 2009.

Depreciation, depletion and amortization (“DD&A”) — DD&A is provided using the units-of-production method based upon estimates of proved oil and natural gas reserves with oil and natural gas production being converted to a common unit of measure based upon their relative energy content. All capitalized costs of oil and natural gas properties, including the estimated future costs to develop proved reserves, are amortized using the units-of-production method based on total proved reserves. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized. Once the assessment of unproved properties is complete and when major development projects are evaluated, the costs previously excluded from amortization are transferred to the full cost pool and amortization begins. The amortizable base includes estimated future development costs and where significant, dismantlement, restoration and abandonment costs, net of estimated salvage value.

In arriving at depletion rates under the units-of-production method, the quantities of recoverable oil and natural gas reserves are established based on estimates made by internal and third party geologists and engineers, which require significant judgment as does the projection of future production volumes and levels of future costs, including future development costs. In addition, considerable judgment is necessary in determining when unproved properties become impaired and in determining the existence of proved reserves once a well has been drilled. All of these judgments may have significant impact on the calculation of depletion and impairment expense.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved oil and natural gas reserves, in which case the gain or loss is recognized in the statement of operations. In December 2009, a portion of certain unevaluated oil and natural gas acreage was sold for cash of approximately $5.0 million. Because a reduction in the full cost pool by the net sales proceeds would have significantly altered the relationship between capitalized costs and proved reserves, the sale was considered significant and a $2.7 million gain was recorded in the statement of operations.

In November 2010, certain unevaluated oil and natural gas acreage was sold for cash of $5.9 million in a transaction not considered significant under the full cost accounting rules, resulting in a reduction to the full cost pool by the amount of the proceeds. In February 2011, certain unevaluated oil and natural gas acreage was sold for cash of $1.6 million in a transaction not considered significant under the full cost accounting rules, resulting in a reduction to the full cost pool by the amount of the proceeds.

Unproved Properties — Costs associated with unproved properties and properties under development are excluded from the full cost amortization base until the properties have been evaluated.  Additionally, the costs associated with seismic data, leasehold acreage, and wells currently drilling are also initially excluded from the amortization base. Unproved properties are identified on a project basis, with a project being an area in which significant leasehold interests are acquired within a contiguous area. Unproved properties are reviewed periodically by management and transferred into the full cost pool subject to amortization when management determines that a project area has been evaluated through drilling operations or a thorough geologic evaluation.

Based on management’s review, 24%, 26% and 24% of the unproved property balance at December 31, 2011 is expected to be added to the amortization base during the years 2012, 2013 and 2014, respectively. The remaining balances in unproved properties relate to project areas that will not be thoroughly evaluated until after 2014, and represent leasehold interests that have expiration dates beginning in 2017.

Sanchez Energy Corporation

Notes to the Consolidated Financial Statements — (Continued)

The table below sets forth the cost of unproved properties excluded from the amortization base as of December 31, 2011 and notes the year in which the associated costs were incurred:

	Year of Acquisition
	2008	2009	2010	2011	Total
	(In thousands)
Leasehold acquisition cost	$4,593	$588	$6,088	$111,110	$122,379
Exploration cost	1,196	977	171	1,478	3,822
Total	$5,789	$1,565	$6,259	$112,588	$126,201

Oil and Natural Gas Reserve Quantities

The Company’s most significant estimates relate to its proved oil and natural gas reserves.  The estimates of oil and natural gas reserves as of December 31, 2011, 2010 and 2009 are based on reports prepared by Ryder Scott Company, LP (“Ryder Scott”).

Estimates of proved reserves are based on the quantities of oil and natural gas that engineering and geological analyses demonstrate, with reasonable certainty, to be recoverable from established reservoirs in the future under current operating and economic parameters. Ryder Scott has historically prepared a reserve and economic evaluation of the Company’s properties, utilizing information provided to it by management and other information available, including information from the operator of the property.

In January 2010, the Financial Accounting Standards Board (“FASB”) issued an update to the Oil and Gas topic, which aligned the oil and natural gas reserve estimation and disclosure requirements with the requirements in the SEC’s final rule, Modernization of the Oil and Gas Reporting Requirements (the “Final Rule”). The Final Rule was issued on December 31, 2008 and was intended to provide investors with a more meaningful and comprehensive understanding of oil and natural gas reserves.

The Final Rule permits the use of new technologies to determine proved reserve estimates if those technologies have been demonstrated empirically to lead to reliable conclusions about reserve volume estimates. The Final Rule also allows, but does not require, companies to disclose their probable and possible reserves to investors in documents filed with the SEC.

In addition, the disclosure guidelines require companies to report oil and natural gas reserves using an average price based upon the prior 12 month first day of the month price rather than a period-end price. The Final Rule became effective for fiscal years ending on or after December 31, 2009.

Reserves and their relation to estimated future net cash flows impact the depletion and impairment calculations. As a result, adjustments to depletion and impairment are made concurrently with changes to reserve estimates. The reserve estimates and the projected cash flows derived from these reserve estimates are prepared in accordance with SEC guidelines. The independent engineering firm noted above adheres to these guidelines when preparing their reserve reports. The accuracy of the reserve estimates is a function of many factors including the quality and quantity of available data, the interpretation of that data, the accuracy of various mandated economic assumptions, and the judgments of the individuals preparing the estimates, all of which could deviate significantly from actual results. As such, reserve estimates may materially vary from the ultimate quantities of oil and natural gas eventually recovered.

Environmental Expenditures

The Company is subject to extensive federal, state and local environmental laws and regulations. These laws regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally not discounted unless the timing of cash payments for the liability or component is fixed or reliably determinable.

Liabilities for loss contingencies, including environmental remediation costs arising from claims, assessments, litigation, fines, and penalties and other sources, are recorded when it is probable that a liability has been incurred and the amount of the

Sanchez Energy Corporation

Notes to the Consolidated Financial Statements — (Continued)

assessment and/or remediation can be reasonably estimated. Recoveries of environmental remediation costs from third parties, which are probable of realization, are separately recorded and are not offset against the related environmental liability.

Management believes the Company is currently in compliance with all applicable federal, state and local regulations associated with its properties. Accordingly, no environmental remediation liability or loss associated with the Company’s properties was recorded as of December 31, 2011 and 2010.

Asset Retirement Obligations

The Company records the fair value of a liability for the legal obligation to retire an asset in the period in which it is incurred. Corresponding costs are capitalized by increasing the carrying amount of the related long-lived asset.  The liability is accreted to its then present value each period, and the capitalized cost is depreciated over the useful life of the related asset.  If the liability is settled for an amount other than the recorded amount, the difference is recognized in proved oil and natural gas properties.

To estimate the fair value of an asset retirement obligation, the Company employs a present value technique, which reflects certain assumptions, including its credit-adjusted risk-free interest rate, the estimated settlement date of the liability and the estimated current cost to settle the liability.  Changes in timing or to the original estimate of cash flows will result in change to the carrying amount of the liability.

Revenue Recognition

Oil and natural gas sales are recognized when production is sold to a purchaser at a fixed or determinable price, delivery has occurred, title has transferred, and collectability of the revenue is probable. Delivery occurs and title is transferred when production has been delivered to a pipeline, railcar or truck, or a tanker lifting has occurred. The sales method of accounting is used for oil and natural gas sales. Oil and natural gas imbalances are generated on properties for which two or more owners have the right to take production “in-kind” and, in doing so, take more or less than their respective entitled percentage. As of December 31, 2011 and 2010, there were no oil and natural gas imbalances.

General and Administrative Expenses

The financial statements reflect an allocated portion of the actual costs incurred by SOG in general and administrative (“G&A”) expenses through December 18, 2011.  Prior to December 19, 2011, a wide range of formulas for G&A allocation were considered and recorded in association with the operation of the SEP I Assets. Management believes the most accurate and transparent method of allocating G&A expenses is based on the approximate ratio of capital expenditures between the entities to which SOG provides services. Other factors, such as time spent on general management services and producing property activities, were also considered in the allocation of these costs. Using this method, and considering other factors, G&A expense allocated to the SEP I Assets for the period from January 1, 2011 through December 18, 2011 and the years ended December 31, 2010 and 2009 was approximately $4.3 million, $5.1 million and $1.7 million, respectively.

On December 19, 2011, the Company entered into a services agreement and other related agreements with SOG, pursuant to which SOG (directly or through its subsidiaries) agreed to provide the Company with the services and data that the Company believes is necessary to manage, operate and grow its business, and the Company agreed to reimburse SOG for all direct and indirect costs incurred on its behalf.

Fair Value of Financial Instruments

Financial instruments not carried at fair value consist of cash equivalents, oil and natural gas receivables, accounts payable and accrued liabilities. The carrying amounts of these financial instruments approximate fair value due to the highly liquid nature of these short-term instruments.

Derivative Instruments

The Company utilizes derivative instruments in order to manage price risk associated with future crude oil and natural gas production. Management sets and implements all of the hedging policies, including volumes, types of instruments and counterparties, on a monthly basis. The Company recognizes all derivatives as either assets or liabilities, measured at fair value, and recognizes changes in the fair value of derivatives in current earnings, unless the derivative qualifies for cash flow hedge accounting treatment.

Sanchez Energy Corporation

Notes to the Consolidated Financial Statements — (Continued)

The Company’s derivative transactions are not designated as cash flow hedges. Accordingly, these derivative contracts are marked-to-market and any changes in the estimated values of derivative contracts held at the balance sheet date are recognized in the statement of operations as unrealized gains or losses on derivative contracts.

In April, 2011, based on increased oil production and the commitment to continue an aggressive drilling program in the Eagle Ford Shale, certain crude oil put spread derivatives were entered into covering oil production for calendar year 2012. The derivatives include the purchase of puts with a strike price of $90 per barrel on 1,000 barrels per day and the corresponding sale of puts with a strike price of $70 per barrel for 1,000 barrels per day. The net cost of the put spread was approximately $1.9 million.  The Company used a portion of the proceeds from its IPO to pay the net cost of the put spread. As a result, any cash settlements will involve payment from the counterparty to the Company, with the Company having no contractual payment obligations to the counterparty.

An unrealized loss on the above derivatives in the amount of $0.5 million was recorded during the year ended December 31, 2011. No derivative transactions were in place during the years 2010 or 2009.

Income Taxes

The properties contributed by SEP I were historically owned by a limited partnership that is not a taxable entity and does not directly pay federal income taxes.  Their taxable income or loss, which may vary substantially from the net income or net loss reported in the consolidated statements of operations, was allocated to the limited and general partners of SEP I.  With the transfer of the SEP I Assets to the Company, the SEP I Assets’ operations are now subject to federal and state income taxes.  At the date of acquisition, the Company estimated that the aggregate net tax basis of the SEP I Assets exceeded the aggregate net book basis by $24.9 million, resulting in a deferred tax asset of $8.7 million, which was fully offset by a valuation allowance.

Effective December 19, 2011, the Company accounts for income taxes using the asset and liability method.  Deferred tax assets and liabilities arise from the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary difference and carryforwards are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  Valuation allowances are established when necessary to reduce the deferred tax asset to the amount more likely than not to be recovered.

Additionally, the Company is required to determine whether it is more likely than not (a likelihood of more than 50%) that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position in order to record any financial statement benefit. If that step is satisfied, then the Company must measure the tax position to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that has greater than a 50% likelihood of being realized upon ultimate settlement. Any interest or penalties would be recognized as a component of income tax expense.

The Company applies significant judgment in evaluating its tax positions and estimating its provision for income taxes.  During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain.  The actual outcome of these future tax consequences could differ significantly from these estimates, which could impact the Company’s financial position, results of operations and cash flows.  The Company does not have uncertain tax positions and, as such, did not record a liability during the year ended December 31, 2011.

Earnings per Share

Basic earnings per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding during the period, giving retroactive effect to the 22,090,909 shares issued to SEP I on December 19, 2011, as discussed in Note 1.  Diluted earnings per share assumes the conversion of all potentially dilutive securities and is calculated by dividing net income by the sum of the weighted average number of shares of common stock outstanding plus all potentially dilutive securities. The Company does not have any potentially dilutive securities outstanding as of December 31, 2011.

Note 3.         Stockholders’ Equity

Common Stock Offering - On December 19, 2011, the Company completed its initial public offering (“IPO”) of 10.0 million shares of common stock, par value $0.01 per share at a price to the public of $22.00 per share.  The Company received net proceeds of approximately $203.3 million from the sale of the shares of common stock (net of estimated expenses and underwriting discounts and commissions).

Sanchez Energy Corporation

Notes to the Consolidated Financial Statements — (Continued)

Earnings (Loss) Per Share —Shares issued to SEP I in exchange for the SEP I Assets have been retroactively reflected as outstanding for all periods presented. The shares of common stock issued in exchange for the Marquis Assets as well as the shares issued in the IPO were considered outstanding since the date of the transactions. Basic and diluted net earnings (loss) per share are the same, as there are no potentially dilutive shares for any period presented.

Note 4.         Income Taxes

The SEP I Assets contributed by SEP I were historically owned by a limited partnership that is not a taxable entity and does not directly pay federal income taxes.  Their taxable income or loss was allocated to the limited and general partners of SEP I.  With the transfer of the properties to the Company, the SEP I Assets’ operations are now subject to federal and state income taxes.

The components of the federal income tax provision for the year ended December 31, 2011 are (in thousands):

Deferred recognized at date of acquisition	$(8,727)
Deferred as a result of current operations	(106)
Provision for income taxes	(8,833)
Valuation allowance	8,833
Net provision for income taxes	$—

The following table sets forth a reconciliation of the statutory federal income tax with the income tax provision (in thousands):

Income tax expense at the federal statutory rate	$689
Income tax expense not provided on income prior to December 19, 2011 from oil and natural gas properties acquired	(795)
Basis difference on acquired oil and natural gas properties at date of transfer	(8,727)
Income tax provision	(8,833)
Valuation allowance	8,833
Net income tax provision	$—

The Company’s deferred tax position reflects the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting.  Significant components of the deferred tax assets are as follows (in thousands):

Deferred tax assets:
Current:
Derivative obligations	$165
Total current deferred tax assets	165

Noncurrent:
Net operating loss carryforwards	778
Depreciable, depletable property, plant and equipment	7,890
Total noncurrent deferred tax assets	8,668

Total deferred tax assets	8,833
Valuation allowance	(8,833)
Net deferred tax assets	$—

At December 31, 2011, the Company had net operating loss carryforwards of $2.2 million which expire in 2031.

Sanchez Energy Corporation

Notes to the Consolidated Financial Statements — (Continued)

In recording deferred income tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred income tax assets will be realized.  The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those deferred income tax assets would be deductible.  The Company believes that after considering all the available objective evidence, both positive and negative, historical and prospective, with greater weight given to historical evidence, management is not able to determine that it is more likely than not that the deferred tax assets will be realized and therefore has established a full valuation allowance to reduce the net deferred tax asset to zero at December 31, 2011.  The Company will continue to assess the valuation allowance against deferred tax assets considering all available information obtained in future reporting periods.

Note 5.         Asset Retirement Obligations

Asset retirement obligations represent the present value of the estimated cash flows expected to be incurred to plug, abandon and remediate producing properties, excluding salvage values, at the end of their productive lives in accordance with applicable laws. The significant unobservable inputs to this fair value measurement include estimates of plugging, abandonment, remediation costs, and well life. The inputs are calculated based on historical data as well as current estimates. When the liability is initially recorded, the entity increases the carrying amount of the related long-lived asset. Over time, accretion of the liability is recognized each period, and the capitalized cost is amortized over the useful life of the related asset. Upon settlement of the liability, any gain or loss is treated as an adjustment to the full cost pool.

The following roll forward is provided as a reconciliation of the beginning and ending balance associated with the asset retirement obligation.

	2011	2010
Abandonment liability as of January 1	$59,906	$10,332
Liabilties incurred during period	17,202	47,158
Accretion expense	5,756	2,416
Revision of estimate	—	—
Abandonment liability as of December 31,	$82,864	$59,906

Note 6.         Related Party Transactions

SOG, headquartered in Houston, Texas, is a private full service oil and natural gas company engaged in the exploration and development of oil and natural gas primarily in the South Texas and onshore Gulf Coast areas on behalf of its affiliates.   The Company refers to SOG, Sanchez Energy Partners I, LP, or SEP I, and their affiliates (but excluding the Company) collectively as the “Sanchez Group.”  Members of the Sanchez Group control the majority of the voting power of our outstanding common stock.

Administrative Services and Other Agreements

The Company does not have any employees.  On December 19, 2011 it entered into a services agreement with SOG pursuant to which specified employees of SOG provide certain services with respect to the Company’s business under the direction, supervision and control of SOG. Pursuant to this arrangement, SOG performs centralized corporate functions for the Company, such as general and administrative services, geological, geophysical and reserve engineering, lease and land administration, marketing, accounting, operational services, information technology services, compliance, insurance maintenance and management of outside professionals. The Company compensates SOG for the provision of services at a price equal to SOG’s cost of providing such services, including all direct costs and indirect administrative and overhead costs (including the allocable portion of salary, bonus, incentive compensation and other amounts paid to persons that provide the services on SOG’s behalf) allocated in accordance with SOG’s regular and consistent accounting practices, including for any such costs arising from amounts paid directly by other members of the Sanchez Group on SOG’s behalf or borrowed by SOG from other members of the Sanchez Group, in each case in connection with the performance by SOG of services on the Company’s behalf. The Company also reimburses SOG for sales, use or other taxes, or other fees or assessments imposed by law in connection with the provision of services to the Company (other than income, franchise or margin taxes measured by SOG’s net income or margin and other than any gross receipts or other privilege taxes imposed on SOG) and for any costs and expenses arising from or related to the engagement or retention of third party service providers.

Sanchez Energy Corporation

Notes to the Consolidated Financial Statements — (Continued)

The initial term of the services agreement is five years. The term will automatically extend for additional 12-month periods unless either party provides 180 days written notice otherwise prior to the expiration of the applicable 12-month period. Either party may terminate the agreement at any time upon 180 days written notice.

In connection with the services agreement, SOG also entered into a licensing agreement with the Company pursuant to which it granted to the Company a license to the unrestricted proprietary seismic, geological and geophysical information related to the Company’s properties owned by SOG, and all such information related to the Company’s properties not otherwise licensed to the Company will be interpreted and used by SOG for the Company’s benefit under the services agreement. In addition, SOG entered into a contract operating agreement with the Company under which SOG agreed to develop, manage and operate the Company’s properties or engage a responsible unaffiliated industry operator and joint owner for such development, management and operation.  No costs, fees or other expenses are payable by the Company under these agreements. The licensing agreement and contract operating agreement will terminate concurrently with the termination or expiration of the services agreement.

Prior to entering into the services agreement, SOG incurred general and administrative expenses that were allocated to the Company in the accompanying financial statements.  These costs were allocated based on the approximate ratio of capital expenditures between the entities to which SOG provided services.  Other factors, such as time spent on general management services and producing property activities, were also considered in the allocation of these costs.  Using this method, and considering other factors, expenses allocated to the Company for general and administrative expenses and the reimbursements of actual third-party expenses incurred by SOG (including charges pursuant to the services agreement), or amounts paid directly by other members of the Sanchez Group on SOG’s behalf, are as follows:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Administrative fees	$4,314	$5,142	$1,725
Third-party expenses	1,054	134	108
Total general and administrative expenses	$5,368	$5,276	$1,833

As of December 31, 2011, the Company had a payable to SOG of $1.2 million and a payable to SEP I of $0.4 million which is reflected as “Accounts payable — related entities” in the accompanying Consolidated Balance Sheets.

Note 7.         Fair Value of Financial Instruments

Measurements of fair value of derivative instruments are classified according to the fair value hierarchy, which prioritizes the inputs to the valuation techniques used to measure fair value. Fair value is the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are classified and disclosed in one of the following categories:

Level 1: Measured based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. Active markets are considered those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Measured based on quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that can be valued using observable market data. Substantially all of these inputs are observable in the marketplace throughout the term of the derivative instrument, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.

Level 3: Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e. supported by little or no market activity). The valuation models used to value derivatives associated with the Company’s oil and natural gas production are primarily industry standard models that consider various inputs including: (a) quoted forward prices for commodities, (b) time value, and (c) current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Although third party quotes are

Sanchez Energy Corporation

Notes to the Consolidated Financial Statements — (Continued)

utilized to assess the reasonableness of the prices and valuation techniques, there is not sufficient corroborating evidence to support classifying these assets and liabilities as Level 2.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. Management’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. As of December 31, 2010, there were no financial assets or liabilities measured at fair value on a recurring basis.

Derivatives

At December 31, 2011, the Company’s oil put spread contracts, with a net fair value of $1.5 million, were classified as Level 3.

The following table sets forth a reconciliation of changes in the fair value of oil put spread derivative asset classified as Level 3 in the fair value hierarchy during the year ended December 31, 2011 (in thousands):

Beginning balance	$—
Additions	1,941
Unrealized losses	(480)
Ending balance	$1,461

Change in unrealized losses included in earnings related to derivatives still held at period end	$(480)

Non-Financial Assets and Liabilities

The fair value of non-financial assets and liabilities, such as asset retirement obligations and impairments of unevaluated oil and natural gas properties, are recognized on a non-recurring basis. See Notes 2 and 5 for further information.

Note 8.         Sales to Major Customers

The Company’s oil and natural gas production was sold to certain customers representing 10% or more of its total revenues for the years ended December 31, 2011, 2010 and 2009 as listed below:

	2011	2010	2009
Customer A	—	—	100%
Customer B	68%	81%	—
Customer C	6%	19%	—
Customer D	22%	—	—

Production is normally sold to relatively few customers. Substantially all of the Company’s customers are concentrated in the oil and natural gas industry and revenue can be materially affected by current economic conditions, the price of certain commodities such as crude oil and natural gas and the availability of alternate purchasers. Management believes the loss of any of their major customers would not have a long-term material adverse effect on the Company’s operations.

Note 9.  Long Term Incentive Plan

On November 25, 2011, the Company’s board of directors approved the Sanchez Energy Corporation 2011 Long Term Incentive Plan “LTIP”, or the “2011 Plan”.

The Company’s directors and consultants as well as employees of the Sanchez Group are eligible to participate in the 2011 Plan.  Awards to participants may be made in the form of restricted shares, phantom shares, share options, share appreciation rights and other share-based awards.  The maximum number of shares that may be delivered pursuant to the 2011 Plan is limited to 12% of the Company’s issued and outstanding shares of common stock.  This maximum amount automatically increases to 12% of the issued

Sanchez Energy Corporation

Notes to the Consolidated Financial Statements — (Continued)

and outstanding shares of common stock immediately after each issuance by the Company of its common stock, unless the Company’s board of directors determines to increase the maximum number of shares of common stock by a lesser amount.  Shares withheld to satisfy tax withholding obligations will not be considered to be delivered under the LTIP.  In addition, if an award is forfeited, canceled, exercised, paid or otherwise terminates or expires without the delivery of shares, the shares subject to such award will again be available for new awards under the LTIP.  Shares to be delivered pursuant to awards under the LTIP may be newly issued shares, shares acquired by the Company in the open market, shares acquired by the Company from any other person, or any combination of the foregoing.

The LTIP is administered by the Company’s board of directors.  The Company’s board of directors may terminate or amend the LTIP at any time with respect to any shares for which a grant has not yet been made.  The Company’s board of directors has the right to alter or amend the LTIP or any part of the LTIP from time to time, including increasing the number of shares that may be granted, subject to shareholder approval as may be required by the exchange upon which the common shares are listed at that time, if any.  No change may be made in any outstanding grant that would materially reduce the benefits of the participant without the consent of the participant.  The LTIP will expire upon its termination by the Company’s board of directors or, if earlier, when no shares remain available under the LTIP for awards.  Upon termination of the LTIP, awards then outstanding will continue pursuant to the terms of their grants.

As of December 31, 2011, no awards were granted under the LTIP and 3,960,000 shares remained available for future issuance to participants.  In January 2012, restricted stock awards were granted to a director of the Company and certain employees of the Sanchez Group.  See Note 11, “Subsequent Events”.

Restricted stock is common stock that vests over a period of time and that during such time is subject to forfeiture.  Such restricted stock is issued on the grant date, but is restricted as to transferability.  Restricted stock grants generally vest over periods ranging from two to three years as determined by the Company’s board of directors at the time of grant.  Compensation costs for all awards of restricted stock under the LTIP will be based on the closing market price of the Company’s common stock on the date of grant.  Share-based compensation expense will be based on the awards ultimately expected to vest, with a reduction for estimated forfeitures.

Note 10.  Commitments and Contingencies

From time to time, the Company may be involved in lawsuits that arise in the normal course of its business. It is the opinion of management and counsel that the outcome of any such lawsuits will not materially affect the financial position and operations of the Company.

Note 11.  Subsequent Events

In January 2012, the Company issued 1.6 million shares of restricted common stock pursuant to the Company’s LTIP to a director of the Company and certain employees of the Sanchez Group. Approximately 1.1 million shares of restricted common stock vest equally over a two-year period and approximately 0.5 million shares of restricted common stock vest equally over a three-year period.

Subsequent to December 31, 2011, the Company modified its existing put spread transaction by purchasing the original $70 per barrel put that it had sold in 2011 over the July through December time period covering 1,000 barrels per day of production, leaving the Company with only a $90 per barrel put for that time period. The Company also entered into a new put spread transaction for an additional 1,250 barrels of production per day, buying a $100 per barrel put and selling an $80 put for the July through December 2012 time period.

The Company also entered into the purchase of put spread contracts with a strike price of $95 per barrel on 1,000 barrels per day covering oil production for calendar year 2013 and the corresponding sale of puts with a strike price of $75 per barrel for the same 1,000 barrels per day.

The net cost of modified and new derivative contracts discussed above was approximately $3.1 million.

Note 12.  Supplemental Financial Quarterly Results (Unaudited)

The following table presents the Company’s unaudited quarterly financial information for 2011 and 2010:

Sanchez Energy Corporation

Notes to the Consolidated Financial Statements — (Continued)

	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter
	(in thousands, except per share amounts)
2011:
Oil and natural gas revenue	$4,647	$2,693	$3,892	$3,284
Operating costs and expenses	(4,050)	(2,378)	(2,933)	(2,717)
Operating income (loss)	597	315	959	567
Other income (expense), net	(2,029)	1,760	(201)	—
Net income (loss)	$(1,432)	$2,075	$758	$567

Basic and diluted earnings (loss) per share (1)	$(0.06)	$0.09	$0.03	$0.03
Weighted average shares outstanding - basic and diluted	23,632	22,091	22,091	22,091

2010:
Oil and natural gas revenue	$3,088	$1,132	$258	$75
Operating costs and expenses	(2,727)	(1,682)	(1,535)	(1,367)
Operating income (loss)	361	(550)	(1,277)	(1,292)
Other income (expense), net	—	—	—	—
Net income (loss)	$361	$(550)	$(1,277)	$(1,292)

Basic and diluted earnings (loss) per share (1)	$0.02	$(0.02)	$(0.06)	$(0.06)
Weighted average shares outstanding - basic and diluted	22,091	22,091	22,091	22,091

(1) The sum of quarterly net income per share may not agree with total year net income per share as each quarterly computation is based on the weighted average shares outstanding.

Note 13.  Subsidiary Guarantors

The Company has filed a registration statement on Form S-3 with the SEC to register, among other securities, debt securities. The subsidiaries of the Company (the “Subsidiaries”) are co-registrants with the Company, and the registration statement registers guarantees of debt securities by the Subsidiaries.  As of December 31, 2011, the Subsidiaries are 100 percent owned by the Company and any guarantees by the Subsidiaries will be full and unconditional (except for customary release provisions).  The Company has no assets or operations independent of the Subsidiaries and there are no significant restrictions upon the ability of the Subsidiaries to distribute funds to the Company.  In the event that more than one of the Subsidiaries provide guarantees of any debt securities issued by the Company, such guarantees will constitute joint and several obligations.

Sanchez Energy Corporation

Summary Information on Oil and Natural Gas Exploration,

Development and Production Activities (Unaudited)

The Company’s oil and natural gas properties are located within the United States of America, which constitutes one cost center.

Capitalized Costs — Capitalized costs and accumulated depreciation, depletion and impairment relating to the Company’s oil and natural gas producing activities are summarized below as of the dates indicated:

	As of December 31,
	2011	2010	2009
	(In thousands)
Oil and Natural Gas Properties:
Unproved	$126,201	$20,823	$12,973
Proved	31,836	5,674	1,226
Total Oil and Natural Gas Properties	158,037	26,497	14,199
Less Accumulated depreciation, depletion, amortization and impairment	(6,703)	(2,457)	(1,030)
Net oil and natural gas properties capitalized	$151,334	$24,040	$13,169

Costs Incurred — Costs incurred in oil and natural gas property acquisition, exploration and development activities are summarized below for the period indicated:

	Years Ended December 31,
	2011	2010	2009
	(In thousands)
Unproved property acquisition costs	$111,224	$8,964	$346
Exploration costs	1,670	6,377	2,736
Development costs	20,234	2,880	—
Total Costs Incurred	$133,128	$18,221	$3,082

Seismic costs included in exploration costs	$—	$249	$1,753

Results of Operations — Results of operations for the Company’s oil and natural gas producing activities are summarized below for the period indicated:

	Years Ended December 31,
	2011	2010	2009
	(In thousands)
Oil and natural gas revenue	$14,516	$4,553	$241
Less operating expenses:
Oil and natural gas production expenses	(1,628)	(391)	(9)
Production and ad valorem taxes	(830)	(214)	(11)
Depreciation, depletion, and amortization	(4,246)	(1,428)	(415)
Accretion expense	(6)	(2)	—
Impairment of oil and natural gas properties	—	—	(614)
Gain on sale of oil and natural gas properties	—	—	2,686
Results of operations from oil and gas producing activities	$7,806	$2,518	$1,878

Reserves - Proved reserves are those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing

Sanchez Energy Corporation

Summary Information on Oil and Natural Gas Exploration,

Development and Production Activities (Unaudited)

— (Continued)

the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probalistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared with the cost of a new well.

Proved undeveloped reserves are reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required. Reserves on undrilled acreage are limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of producing economic quantities at a greater distance. Only those undrilled locations that are scheduled to be drilled within five years pursuant to a development plan can be allocated to undeveloped reserves, unless the specific circumstances justify a longer time.  As of December 31, 2011, the Company did not have any PUDs previously disclosed that have remained undeveloped for five years or more and no PUD locations included in the Company’s proved oil reserves are scheduled to be drilled after five years.

Estimates of proved developed and undeveloped reserves for the periods presented are based on estimates made by the independent engineers, Ryder Scott.  The Company had no proved reserves at year end 2008.

Proved reserves for all periods presented were estimated in accordance with the guidelines established by the SEC and the Financial Accounting Standards Board (“FASB”). The rules effective for fiscal years ended on or after December 31, 2009 require SEC reporting companies to prepare their reserve estimates based on the average prices during the 12-month period prior to the ending date of the period covered in the report, determined as the unweighted arithmetic average of the prices in effect on the first-day-of-the month for each month within such period, unless prices were defined by contractual arrangements. The product prices used to determine the future gross revenues for each property reflect adjustments to the benchmark prices for gravity, quality, local conditions, and/or distance from the market. The pricing used for the estimates of the Company’s reserves of oil and condensate as of December 31, 2011, 2010 and 2009 was based on an unweighted twelve month West Texas Intermediate posted price of $96.19, $79.43 and $61.18, respectively. For natural gas the average price was based on an unweighted twelve month Henry Hub spot natural gas price average of $4.12, $4.38 and $3.86 as of December 31, 2011, 2010 and 2009, respectively.

Net proved and proved developed reserve quantities summary

The following table sets forth the net proved, proved developed and proved undeveloped reserves activity for the years ended December 31, 2009 2010 and 2011. No proved reserves were associated with the SEP I Assets at December 31, 2008.

Sanchez Energy Corporation

Summary Information on Oil and Natural Gas Exploration,

Development and Production Activities (Unaudited)

— (Continued)

	Oil (MBo)	Gas (MMCF)	MBOE (1)
Balance as of December 31, 2008	—	—	—
Extensions and discoveries	10	6	11
Production	(4)	—	(4)
Balance as of December 31, 2009	6	6	7
Revisions of previous estimates	(1)	(6)	(2)
Extensions and discoveries (2)	2,682	2,685	3,129
Production	(56)	(32)	(61)
Balance as of December 31, 2010	2,631	2,653	3,073
Revisions of previous estimates	(90)	456	(14)
Extensions and discoveries (2)	3,215	3,476	3,795
Production	(146)	(167)	(174)
Balance as of December 31, 2011	5,610	6,418	6,680

Proved developed reserves:
As of December 31, 2009	6	6	7
As of December 31, 2010	362	1,541	619
As of December 31, 2011	689	1,674	968

Proved undeveloped reserves:
As of December 31, 2009	—	—	—
As of December 31, 2010	2,269	1,112	2,454
As of December 31, 2011	4,921	4,744	5,712

(1) Oil equivalents are determined under the relative energy content method by using the ratio of 6.0 Mcf of gas to 1.0 Bo of oil.

(2) In early 2010, three successful wells were drilled in a large contiguous acreage block known as the Palmetto area which resulted in the initial booking of substantial proved undeveloped reserves at December 31, 2010. In 2011, an additional three successful wells were drilled on the same acreage which resulted in the recording of additional undeveloped reserves at December 31, 2011.

Standardized Measure — The Standardized Measure of Discounted Future Net Cash Flows relating to the Company’s ownership interest in proved oil and natural gas reserves for each of the three years ended December 31, 2011 is shown below:

	As of December 31,
Standardized Measure	2011	2010	2009
	(In thousands)
Future cash inflows	$545,566	$214,496	$350
Future production costs	(124,895)	(46,468)	(144)
Future development costs	(152,000)	(70,049)	—
Future income taxes (1)	(33,955)	—	—
Discount to present value at 10% annual rate	(101,558)	(47,268)	(9)
Standardized measure of discounted future net cash flows	$133,158	$50,711	$197

Sanchez Energy Corporation

Summary Information on Oil and Natural Gas Exploration,

Development and Production Activities (Unaudited)

— (Continued)

(1) Amounts as of December 31, 2010 and 2009 do not include the effects of income taxes on future net revenues because the properties acquired were held by a limited partnership not subject to entity-level taxation.

The future cash flows are based on average first-day-of-month prices during the prior 12-month period and cost rates in existence at the time of the projections.

Changes in standardized measure of discounted future net cash flows — Changes in Standardized Measure of Discounted Future Net Cash Flows relating to proved oil and natural gas reserves are summarized below:

	For the Years Ended December 31,
Summary of Changes	2011	2010	2009
	(In thousands)

Balance, beginning of period	$50,711	$197	$—
Changes in prices and costs	9,512	44	—
Revisions of previous quantity estimates	(401)	(30)	—
Extensions and discoveries	135,574	88,538	419
Sales of oil and gas - net of production costs	(12,059)	(3,948)	(222)
Net change in income taxes	(19,264)	—	—
Changes in development costs	(46,492)	(36,255)	—
Accretion of discount	5,071	20	—
Other - net	10,506	2,145	—
Net change	82,447	50,514	197

Balance, end of period	$133,158	$50,711	$197